UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2010
The J. M. Smucker Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio	001-05111	34-0538550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Strawberry Lane Orrville, Ohio	44667-0280

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(330) 682-3000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Amended and Restated Consulting and Noncompete Agreement of Timothy P. Smucker; Amended and Restated Consulting and Noncompete Agreement of Richard K. Smucker.
     On December 31, 2010, The J. M. Smucker Company (the “Company”) amended and restated the Consulting and Noncompete Agreements, dated December 19, 2008, with each of Messrs. Timothy P. Smucker and Richard K. Smucker (together, the “Amended Consulting Agreements”).
     The Amended Consulting Agreements are identical in all material respects. The Amended Consulting Agreements clarify that, in consideration of his commitment to maintain his public representation of the Company for a period of at least three years following his separation from service, each executive will continue to receive his then-current salary, bonus and other benefits under the welfare plans of the Company for a period of three years following his disability, death or separation from service (including retirement), each as defined and further described in the Amended Consulting Agreements. Consistent with the terms of the previous agreements, the Amended Consulting Agreements provide that no such continuation of payments and benefits will be made if the executive’s service is terminated for cause by the Company.
     Furthermore, the Amended Consulting Agreements clarify that each executive will begin receiving his monthly retirement benefit or death benefit under the Company’s Top Management Supplemental Retirement Benefit Plan (January 1, 2005 Restatement, as amended) as of the third anniversary of his disability, death or separation from service.
     Finally, the Amended Consulting Agreements include additional provisions to more fully assure that the Amended Consulting Agreements comply with the provisions of Internal Revenue Code Section 409A.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY
By:	/s/ Jeannette L. Knudsen
Jeannette L. Knudsen
Vice President, General Counsel and Corporate Secretary

Date: January 5, 2011